Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT
OF
Valentine Merger Sub LLC
a Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is effective as of December 17, 2019 (the "Effective Date"), by Valentine Merger Sub HoldCo LLC, a Delaware limited liability company, as the sole member (the "Member"), for the purpose of providing for the organization and operation of Valentine Merger Sub LLC (the "Company"), a limited liability company formed pursuant to the Delaware Limited Liability Company Act, Title 6, Sections 18-101 et seq of the Delaware Code (the "Act").

R E C I T A L S

WHEREAS, the Member desires to organize the Company for the purpose of engaging in any lawful act or activity that may be engaged in by a limited liability company organized under the Act; and

WHEREAS, for tax purposes it is intended that the Company shall be classified as an "entity disregarded as separate from its owner," and not an "association" taxable as a "corporation," as those terms are defined in Section 7701 of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable Treasury regulations promulgated thereunder (the "Regulations").

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations set forth herein, the Member hereby agrees that the Company shall be structured and operated as follows:

ARTICLE I
FORMATION

1.1          Name. The name of the Company is "Valentine Merger Sub LLC" and all business of the Company shall be conducted under that name or any other fictitious name or names selected by the Member from time to time, provided that any such name reflects the Company's status as a limited liability company and is otherwise permitted by applicable law.

1.2          Place of Business. The Company's initial principal place of business shall be 555 West 18th Street, New York, NY 10011, or such other place or places as the Member may from time to time determine. The registered agent for the service of process and the registered office shall be that person and location reflected in the Company's Certificate of Formation as filed in the office of the Delaware Secretary of State.

1.3          Business and Authority. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

1.4          Company Term. The term of the Company commenced on December 17, 2019, the date of filing by an authorized person of the Company's Certificate of Formation with the Delaware Secretary of State, and shall continue until the Company's dissolution in accordance with the provisions of Article VII of this Agreement.

1.5          Agreement; Effect of Inconsistencies With the Act. It is the express intent of the Member that except to the extent a provision of this Agreement is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent that any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be deemed to be amended to the smallest degree possible in order to make this Agreement effective under the Act in accordance with the intent of the parties. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

ARTICLE II
MEMBERSHIP; MEMBERSHIP INTEREST

2.1          Membership Interest. There shall be one class of equity interests in the Company, which shall be common membership units ("Membership Interest"). The issued Membership Interest of the Company shall be uncertificated unless otherwise determined by written resolution of the Member.

2.2          Name and Address and Ownership Interest of the Member. The name, address, and required capital contributions ("Capital Contributions") of the Member of the Company are set forth in Schedule 1 attached to this Agreement, as such schedule may be amended from time to time.

ARTICLE III
CAPITAL CONTRIBUTIONS AND LOANS

3.1          Initial Capital Contribution. On or before December 17, 2019, the Member delivered to the Company the Member's Initial Capital Contribution set forth beside the Member's name on Schedule 1 under the column entitled "Capital Contribution."

3.2          Interest on Capital Contributions. The Member shall not be entitled to receive any interest on the Member's Capital Contribution.

3.3          Additional Capital Contributions. The Member shall not be required or obligated to: (i) make any additional contribution to the capital of the Company over and above that required by Section 3.1 or (ii) restore a deficit Capital Account (as defined in Section 4.1) balance upon the liquidation of the Company or Member's Membership Interests in the Company.

3.4          Loans by Member. The Member may make a loan or advance money or property to or on behalf of the Company. Such loan or advance shall not increase the Member's Capital Account, entitle the Member to any greater share of Company distributions or subject the Member to any greater proportion of Company losses. The amount of such loans or advances shall be a debt owed by the Company to the Member, and any interest paid to the Member shall be charged as any other expense against income of the Company.

ARTICLE IV
CAPITAL ACCOUNT, DISTRIBUTIONS, AND TAX MATTERS

4.1          Establishment of Capital Account. A capital account (the "Capital Account") shall be established and maintained for the Member in accordance with the principles set forth in sections 704(b) and 704(c) of the Code and the applicable Treasury regulations promulgated thereunder. The Capital Account shall initially be equal to: (i) the full amount of cash contributed by the Member to the Company, and (ii) the fair market value of other property contributed by the Member to the Company (net of liabilities secured by such property that the Company is considered to assume or take subject to under section 752 of the Code).

4.2          Increases and Decreases in Capital Account. The Member's Capital Account shall be increased by any additional capital contributions made by the Member to the Company (in the case of contributed property such increase shall equal the fair market value of such property net of liabilities secured by such property that the Company is considered to assume or take subject to under section 752 of the Code) and by the Net Profit (as defined in Section 4.3 hereof), and decreased by any money and the fair market value of any property distributed to such Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under section 752 of the Code) and by the Net Loss (as defined in Section 4.3 hereof).

4.3          Net Profit and Net Loss. For the purposes of this Agreement, the terms "Net Profit" and "Net Loss" shall mean the Company's taxable net profit and taxable net loss, respectively, for the period or periods in question, determined in accordance with federal income tax accounting principles, taking into account such items not reflected in the Company's taxable net income or taxable net loss as required by section 704(b) of the Code and the Regulations thereunder.

4.4          Conformance With the Code and Applicable Regulations. It is the intent that Sections 4.1, 4.2, 4.3, and 4.4 of this Agreement be construed and applied in a manner consistent with the requirements of Code sections 704(b) and 704(c) and the Regulations promulgated thereunder. If, in the opinion of the Company's accountant, the manner in which Sections 4.1, 4.2, 4.3, and 4.4 of this Agreement apply should be modified in order to comply with Code sections 704(b) and 704(c) and the Regulations promulgated thereunder, then, notwithstanding anything to the contrary contained in Sections 4.1, 4.2, 4.3, and 4.4, the method by which Capital Accounts are maintained shall be so modified with the consent of the Member.

4.5          Distributions.

(a)       All distributions (whether in cash or in kind) shall be made at such times and in such amounts as shall be determined by the Member. All distributions of cash or other assets available for distribution, from whatever source derived, shall be paid or distributed to the Member. Immediately prior to any such distribution, the Capital Account of the Member shall be adjusted as provided in Regulation section 1.704-1(b)(2)(iv)(f).

4.6          Fiscal Year; Tax Decisions. The taxable and fiscal accounting year of the Company shall end on December 31 each year. All decisions and elections affecting the Company's taxable income for any period shall be made by the Member.

ARTICLE V
GOVERNANCE

5.1          Management. The Member shall have the exclusive power and authority to manage, control, administer and operate the Company’s business for the purposes stated in this Agreement, and to make all decisions affecting the Company’s business; provided that the Member may appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agent and consultants as the Member deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties. The initial officers of the Company, who shall serve until their resignation or removal by the Member, shall be as set forth on Schedule 2.

5.2          Specific Powers and Duties of the Officers. In addition to the powers given to the officers by the Member and by this Agreement, except as expressly may be limited by the provisions of this Agreement, the officers shall have the power to enter into, make, sign, seal, deliver and perform the day-to-day agreements, contracts, documents, instruments or other undertakings and to engage in all activities and transactions as may be necessary or desirable in order to carry out the day-to-day business of the Company, all on behalf of the Company. In addition, the officers may open, maintain, and close bank accounts and draw checks or other orders for the payment of money on behalf of the Company. The Member shall have the power to appoint and remove officers of the Company at any time, with or without cause or notice.

5.3          Nonliability of Member for Acts or Omissions in its Managerial Capacity.

(a)       The Member shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

(b)       To the fullest extent permitted by the Act, the Member is released from liability for damages and other monetary relief on account of any act, omission, or conduct in the Member's managerial capacity. No amendment or repeal of this section will affect any liability or alleged liability of the Member for acts, omissions, or conduct that occurred prior to the amendment or repeal.

ARTICLE VI
LIABILITY; AUTHORITY; INDEMNIFICATION

6.1          Limited Liability. The Member shall not be obligated or liable to the Company, any creditor of the Company or any other person, for any losses, debts, obligations or liabilities of the Company, except as otherwise agreed in writing by the Member. Except as required by law, the Member shall not be liable to the Company, creditors of the Company or any other person for the repayment of amounts received from the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the Company.

6.2          Rights or Powers. The Member has all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member, Managers, or any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company, (individually, a “Covered Person,” and collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

6.3          Indemnification.

(a)       To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 6.3 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s right to indemnification hereunder or (B) was authorized or consented to by the Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.3.

ARTICLE VII
DISSOLUTION AND TERMINATION OF THE COMPANY

7.1          Event Causing Dissolution. Notwithstanding any other provision of this Agreement, the Company shall be dissolved and its properties and other assets liquidated and the proceeds therefrom distributed in the manner and order provided for in Section 7.2 upon the consent of the Member.

7.2          Distribution on Termination. Upon a dissolution and termination of the Company, the person appointed by the Member (the "Liquidator") shall collect and marshal the Company's assets, sell such assets as such Liquidator shall deem appropriate, provide for the payment of all of the legally enforceable obligations of the Company that are not then due and distribute the proceeds and all other assets of the Company in the following order:

(a)       First, in payment of debts, obligations and liabilities of the Company which are then outstanding;

(b)       Second, at the discretion of the Liquidator, to the setting up of any reserves which the Liquidator may deem necessary, appropriate or desirable for any contingent or unforeseen liabilities or obligations or for debts or liabilities of the Company (and, at the expiration of such period as the Liquidator shall deem necessary, advisable or desirable to accomplish payment of any such obligations, the Liquidator shall distribute the remaining reserves in the manner hereinafter provided); and

(c)       Third, to the Member in an amount equal to the positive balance in the Member's Capital Account, after adjusting such Account to reflect profit and loss under Article IV of this Agreement and any gain or loss which would be recognized if the Company sold its remaining assets at their fair market value on the date of dissolution of the Company.

7.3          Authority of the Liquidator. In carrying out the liquidation proceedings, the Liquidator shall have all of the powers and authority provided to the Member, and shall be entitled to the benefits of limitation of liability and indemnification provided to the Member in its managerial capacity in this Agreement.

7.4       Liquidation Statement. The Member shall be furnished with a statement prepared by the Liquidator, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation. Upon the Company complying with the foregoing distribution plan, the Member shall cease to be such, and the Liquidator shall execute, acknowledge and cause to be filed such appropriate documents evidencing the dissolution and winding up.

ARTICLE VIII
GENERAL PROVISIONS

8.1          Further Assurances. The Member agrees to execute and deliver to the Company upon request, any and all additional certificates, instruments and advice necessary to be filed, recorded or delivered in order to perfect the formation, operation, termination and dissolution of the Company in accordance with this Agreement, and to amend, supplement and cancel the Company's Certificate of Formation as required to carry out any of the foregoing.

8.2          Amendments. This Agreement may be amended at any time by a written amendment signed by the Member.

8.3          Notices. Any written notice to the Member required or permitted under this Agreement shall be deemed to have been duly given for all purposes (a) on the date of delivery, if delivered personally on the party or by confirmed facsimile transmission or (b) on the third business day after mailing, whether or not the same is actually received, if sent by United States registered mail, return receipt requested, postage prepaid, and addressed to the addressee at the address stated below such address set forth on Schedule 1 hereto, or at the most recent address, specified by written notice, given to the sender by addressee under this provision. Notices to the Company shall be given in the same manner and shall be addressed to it at its principal place of business.

8.4          Incorporation By Reference. The recitals and schedules to this Agreement are hereby incorporated herein by this reference as if set forth here in full.

8.5          Severability. If any term, provision, agreement or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, then such provision, agreement or condition shall be enforced to the maximum extent legally permissible, and the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.6          Counterparts. The Member may execute this Agreement in two or more counterparts, which shall, in the aggregate, constitute one instrument.

8.7          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, but not the choice of law provisions, of the State of Delaware.

8.8          Successors. This Agreement shall be binding on and inure to the benefit of the respective successors, assigns, and personal representatives of the Member.

8.9          Third Party Beneficiaries. This Agreement is not intended to create any rights or remedies in favor of any person who is not a signatory to this Agreement or in any way create any third party beneficiary rights or remedies, including (except as specifically provided to the contrary herein) on behalf of any Transferee.

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IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the date first written above.

Valentine Merger Sub HoldCo LLC, a Delaware limited liability company

By:	/s/ Joanne Hawkins
	Name:	Joanne Hawkins
	Title:	Vice President

SCHEDULE 1

MEMBERS AND MEMBERSHIP INTERESTS

Name and Address	Common Units Owned	Percentage of Total Membership Interests	Capital Contribution
Valentine Merger Sub HoldCo LLC 555 West 18th Street New York, NY 10011 Attn: General Counsel	100	100%	$100

SCHEDULE 2

INITIAL OFFICERS

Name	Title

Glenn Schiffman	President
Michael Schwerdtman	Vice President and Controller
Nick Stoumpas	Vice President and Treasurer
Eric DeGraw	Vice President, Tax
Gregg Winiarski	Vice President and Secretary
Joanne Hawkins	Vice President and Assistant Secretary
Tanya Stanich	Vice President and Assistant Secretary